Exhibit 23.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

December 29, 2011

Board of Directors

HomeTrust Bank

10 Woodfin Street

Asheville, North Carolina 28802

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion, and amendments thereto, filed by HomeTrust Bank with the Office of the Comptroller of the Currency. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of HomeTrust Bancshares, Inc.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.